Attached to and made a part of Group Annuity Contract No. AC5000-83E

between

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

and

UNITED STATES TRUST COMPANY OF NEW YORK AS TRUSTEE UNDER THE RETIREMENT INVESTMENT ACCOUNT MASTER RETIREMENT TRUST

IT IS HEREBY AGREED that, effective July 1, 1991, said contract is amended as follows:

1. Section 1.01 is amended as follows:

   (a) The definition entitled "Separate Account" is amended to read as follows:

   Separate Account: The term "Separate Account" means each of the following pooled Separate Accounts established and maintained by the Equitable

   Separate Account No. 3 - Aggressive Stock Account
   Separate Account No. 4 - Common Stock Account
   Separate Account No. 10 - Balanced Account
   Separate Account No. 13 - Intermediate Duration Bond Account

   (b) The definition entitled "Transfer Provisions" is corrected to read as follows:

   Transfer Provisions: The term "Transfer Provisions of the Plan" means those provisions of the Plan providing for the transfer, at the sole direction of Eligible Individuals, of amounts that arise from Eligible Contributions made with respect to such Eligible Individuals, among the various investment options available under the Plan.

   (c) The following definitions are added at the end of Section 1.01:

   Business Day: The term "Business Day" means any day on which the Equitable is open, the New York Stock Exchange is open for trading, and there is, as determined by the Equitable, a sufficient degree of trading in the securities of the Separate Accounts to materially affect the separate account unit values.

Transaction Date: The term "Transaction Date" means (a) the Business Day on which the Equitable receives an Elogible Contribution with written allocation instructions, or a written request for any other financial transaction, at the appropriate office of the Equitable, or, (b) the date specified in such requeste, if later, provided that such instructions or request has been completed and signed in accordance with the Equitable's requirements. Such office will be as designated by the Equitable from time to time in an advance written notice to the Plan Sponsor.

Benchmark Treasury Rate: The term "Benchmark Treasury Rate" means a rate which is:

(a) determined by the Equitable as of the Business Day coinciding with or last preceding the tenth day of each calendar month;

(b) applicable to requests from the Plan Sponsor for transfer, pursuant to the Transfer Provisions of the Plan, to the Funding Account B for Separate Account No. 13 from any other Funding Account maintained hereunder for the Plan where such request is received on or after the sixteenth day of said month but before the sixteenth day of the immediately following calendar month; and

(c) equal to the Five-Year Constant Maturity Rate, as published in Federal Reserve Statistical Release H. 15, for the Business Day on which such Benchmark Treasury Rate is determined.

2. Section 1.03 - The following paragraph is added immediately after the third paragraph:

The Equitable may, in its sole discretion, retain one or more other organizations including affiliates of the Equitable, to provide investment advice to the Equitable with respect to a Separate Account. If any such organization provides such services, it will do so in compliance with applicable laws, regulations, exemptions, and opinions issued by appropriate governmental agencies.

3. Section 1.04 is amended as follows:

(a) The first paragraph is amended to read as follows:

The Plan Sponsor is to give the Equitable advance written notice if amounts are to be withdrawn from the Guaranteed Investment Option with respect to an

Eligible Individual pursuant to the Distribution, Transfer and Loan Provisions of the Plan. The Equitable will then, subject to the provisions of this Seciton and of Section 1.05, withdraw from the Funding Account A maintained for the Plan an amount equal to the aggregate amount then to be withdrawn from the Guaranteed Investment Option with respect to such Eligible Individual pursuant to the Distribution Transfer or LoanProvisions of the Plan, multiplied, in the case of a Plan for which the Funding Accounts maintained under this contract are not the sole funding vehicle, by a fraction to be determined on whichever of the following bases shall have been agreed upon in writing by the Plan Sponsor and the Equitable:

(a) A fraction whose numerator is the aggregate amount then held with respect to the Plan in the Funding Accounts and whose denominator is the total amount of the Plan's assets.

(b) A fraction whose numerator is the aggregate amount then held with respect to the Eligible Individual in the Funding Accounts, and whose denominator is the total amount under the Plan with respect to such Eligible Individual.

The amounts referred to in the immediately preceding Clauses (a) and (b) will be as determined by the Plan Sponsor and reported in writing to the Equitable in a form satisfactory to the Equitable.

(b) The third paragraph is amended to rea as follows:

Any amount withdrawn from the Funding Accounts maintained for the Plan in accordance with the preceding paragraphs of this Section 1.04 will be paid to either (a) the trustee of the participating trust, or (b) if the Plan Sponsor and the Equitable so agree, any other payee designated by the Plan Sponsor, or will be used to provide an annuity benefit hereunder, except that any amount so withdrawn from a Funding Account to accommodate the Transfer Provisions of the Plan will, as agreed upon between the Plan Sponsor and the Equitable, be allocated to another Funding Account maintained hereunder for the Plan. The Equitable may request from the Plan Sponsor such information as it may reasonably require to determine that the withdrawal is necessary and proper under the terms of the Plan.

(c) The following paragraph is added immediately before the last paragraph:

If the Plan Sponsor provides the Equitable with a notice requesting a withdrawal pursuant to the third paragraph of Section 1.07, the Equitable will, as of the later of the date specified in such notice and the date that is no later than 30 days after the date of receipt of such notice, withdraw the applicable amount from the Funding Account A maintained for the Plan. The Equitable will thereupon pay such amount to the payee designated by the Plan Sponsor in such notice.

4. The following Section 1.07 is added:

Section 1.07 RESTRICTION WITH RESPECT TO SEPARATE ACCOUNT NO. 13

Anything in this contract to the contrary notwithstanding, this Section will be applicable to any Plan with respect to which both Funding Account A and the Funding Account B for Separate Account No.13 are being utilized under this contract in accordance with the investment options of the Plan.

Equitable reserves the right to take the actions described in the immediately following paragraph at any time with respect to amounts to be allocated (hereinafter referred to as "Allocations") to Funding Account A that arise from (i) Eligible Contributions being directed to the Guaranteed Investment Option, and (ii) amounts being directed to such Option pursuant to the Transfer Provisions of the Plan, provided that at such time each of the following conditions exists:

(a) on the Transaction Date for such Allocation, the aggregate amount in the Funding Account B for Separate Account No. 13 with respect to all group annuity contracts in force in conjunction with the Equitable's Equi-Pen-Plus and Retirement Investment Account funding arrangements is at least 10% of the aggregate amount in all investment accounts maintained by the Equitable under such arrangements;

(b) on the Transaction Date for such Allocation, the applicable Guaranteed Interest Rate exceeds the Benchmark Treasury Rate by at least 0.75%; and

(c) the total amount of Allocations to Funding Account A with respect to the Plan during the then-current

calendar year would exceed 110% of the average annual Allocation to Funding Account A with respect to the Plan during the three immediately preceding calendar years. Any such Allocations in excess of 110% will be referred to hereinafter as "Excess Allocations".

If the conditions described in the immediately preceding paragraph exist with respect to a Plan, the Equitable may, in its sole discretion, for the remainder of that calendar year, elect to credit any such Excess Allocations received, for the remainder of that calendar year, at a rate of interest that is lower than the Guaranteed Interest Rate. If the Equitable exercises this right, the reduced rate will be based upon short-term interest rates then available in the market through investments such as money market instruments and short-term certificates of deposit. The Equitable will promptly notify the Plan Sponsor in writing of the interest rate to be credited to the Excess Allocations. If the Equitable declares such reduced interest rate for Excess Allocations, the Plan Sponsor may, by written notice to be received by the Equitable within 60 days of the Equitable's receipt of such Excess Allocations, request withdrawal from the Funding Account A maintained for the Plan of an amount equal to the Excess Allocations and interest credited thereto. A Contingent Withdrawal Charge will not apply to such withdrawal. The investment, for the remainder of the calendar year, of amounts withdrawn pursuant to this paragraph will be deemed not to be in violation of any agreement by the Plan Sponsor to use this contract as the exclusive funding vehicle of the Plan, provided that all amounts remaining in any other funding vehicle of the Plan are transferred to this contract as soon after the end of such calendar year as in practicable.

The Equitable will process a request to transfer an amount to Funding Account B for Separate Account No. 13 from another Funding Account pursuant to the Transfer Provisions of the Plan only if, on the Transaction Date for such transfer, the applicable Guaranteed Interest Rate is higher than the then-current Benchmark Treasury Rate. If such request cannot be so processed, the Equitable (i) will notify the Plan Sponsor thereof, (ii) will not direct such transfer to another Funding Account, and (iii) will not hold such request for future processing.

5. Section 3.03 - The following paragraph is added:

With respect to any Employer for whom the Funding Effective Date is a date occurring on or after the date as of which the Equitable is converted, in accordance with applicable law, from a mutual company owned by its

policyholders to a corporation owned by its shareholders, (a) this Section 3.03 will not apply, and (b) the caption"PARTICIPATING" appearing on the Cover Page of this contract will be deemed to read "NON-PARTICIPATING".

New York, May 6, 1992
THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

Molly K. Heines Vice President and Secretary   Richard H. Jenrette Chairman of the Board and Chief Executive Officer

Cornelius T. Moylan
....
Assistant Registrar

Agreed to by:

UNITED STATES TRUST COMPANY OF NEW YORK AS TRUSTEE UNDER
THE RETIREMENT INVESTMENT ACCOUNT MASTER RETIREMENT TRUST

By.................................

Title...Vice President.......